EXHIBIT 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of common stock, par value $0.0001 per share, of Juno Therapeutics, Inc. The undersigned also agree that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

EXECUTED this 21st day of December, 2015.

CELGENE RIVOT LTD.

Date: December 21, 2015	By:	/s/ Kevin Mello
Kevin Mello
Director

CELGENE CORPORATION

Date: December 21, 2015	By:	/s/ Thomas M. Perone
Thomas M. Perone
Assistant Secretary

CELGENE SWITZERLAND LLC

Date: December 21, 2015	By:	/s/ Kevin Mello
Kevin Mello
Manager